Exhibit 5.(b)

Our Reference: MJXT/LZZK

The Addressees listed in Schedule 1 (the “Addressees”)

1 November,  2011

Dear Sirs,

UNILEVER PLC

Registration Statement on Form F-3

We have acted as English legal advisers to Unilever PLC (the “Company”) as to English law in connection with the proposed registration under the United States Securities Act of 1933 (as amended) (the “Securities Act”) of debt securities (the “Guaranteed Debt Securities”) of Unilever N.V. (“N.V.”) and of Unilever Capital Corporation (“UCC”), payment of principal, premium, if any, and interest, if any, in respect of which is to be guaranteed jointly and severally by Unilever United States, Inc., and either or both of N.V. and the Company (depending on whether N.V. is the issuer of a particular series of debt securities).  We have taken instructions solely from the Company.

This opinion is delivered in connection with the Registration Statement to be filed with the United States Securities and Exchange Commission on 1 November 2011. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

For the purposes of this letter, we have examined copies of the documents listed in Schedule 2.

This letter sets out our opinion on certain matters of English law as at today’s date.  We have not made any investigation of, and do not express any opinion on, any other law.  This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed:-

(A)                             the conformity to original documents of all copy (including electronic copy) documents examined by us;

(B)                               that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(C)                               that (i) the information disclosed by the Company Search and by our telephone search at the Central Registry of Winding up Petitions on 1 November, 2011 in relation to the Company (together, the “Searches”) was then complete, up to date and accurate and has not since then been altered or added to and (ii) those searches did not fail to disclose any information relevant for the purposes of this opinion;

(D)                              that (i) no proposal has been made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I of the Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;

(I)                                   the accuracy and completeness of the statements made in the Secretary’s Certificate referred to in paragraph 1 of Schedule 2; and

(J)                                  that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:-

1.                                      The Company is a public limited company which has been duly incorporated and is validly existing.

2.                                      The indenture dated as of 1 August 2000 among Unilever Capital Corporation, Unilever N.V., the Company, Unilever United States, Inc. and the Bank of New York Mellon and the guarantees to be issued by the Company to guarantee the payment of principal, premium, if any, and interest, if any, in respect of the Guaranteed Debt Securities, have been authorised by all necessary corporate action on the part of the Company.

Our opinion is qualified by the following reservation:-

The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

We have been requested by the Company to deliver this opinion to you. We have not advised you in connection with the proposed registration under the Securities Act of the Guaranteed Debt Securities, and are under no obligation to do so. Nothing in this letter nor the delivery of it to you shall create or constitute a solicitor-client (or any other fiduciary) relationship between us, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the proposed registration under the Securities Act of the Guaranteed Debt Securities or any related or unrelated matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion therein and to the references to us under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.  This opinion is being provided to you in connection with the Registration Statement and may not be reproduced, quoted, summarised or relied upon by any other person or used for any other purpose, and neither its contents nor its existence may be disclosed, except as expressly set out above, without our prior express written consent.

Yours faithfully,

/s/ Slaughter and May
Slaughter and May

Schedule 1

The Addressees

Cravath, Swaine & Moore LLP,
825 8th Avenue, 4316D,
New York, NY 10019

Schedule 2

Documents examined

1.                                      Certificate of Secretary of the Company dated 1 November, 2011 and the Annexes thereto.

2.                                      The entries shown on the CH Direct print outs obtained by us from the Companies House database on 1 November, 2011 of the file of the Issuer maintained at Companies House (the “Company Search”).